Exhibit 2.1

Merger Agreement

This Merger Agreement (“Agreement”) is made and entered into as of April 4, 2013 (the “Effective Date”), by and among: (i) Lansal, Inc. a Massachusetts corporation having a principal place of business at 134 Avocado Street, Springfield, Massachusetts 01104 (the “Company”) (d/b/a “Hot Mama’s Foods”); (ii) Andover Medical Inc., a Delaware corporation with a business address c/o Davidoff Hutcher & Citron LLP, 605 Third Avenue, 34th Floor, New York, NY 10158 (the “Buyer”); (iii) Hot Mama’s Acquisition Corp. (the “Merger Sub”), a Massachusetts corporation with a business address c/o Davidoff Hutcher & Citron LLP, 605 Third Avenue, 34th Floor, New York, NY 10158; and (iv) Matthew Morse, the sole shareholder of the Company with a residence at 51 Hop Brook Road, Amherst, Massachusetts (the “Shareholder”).

Recitals

This Agreement sets forth the terms and conditions upon which the Merger Sub shall be merged with and into the Company, with the Company surviving (the “Surviving Company”). As a result of the Merger (as defined herein), Buyer will become the sole shareholder of the Surviving Company and the Shareholder will own ninety-one percent (91%) of the equity securities of the Buyer on a fully diluted basis and with unencumbered voting rights.

Agreements

In consideration of the mutual promises and covenants contained herein, the Company, Shareholder and Buyer agree as follows:

1.          Certain Definitions.

In addition to the terms which may be defined elsewhere in this Agreement, as used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or an officer, director, holder of ten (10%) percent or more of the outstanding equity securities of such Person, or the parent, spouse or lineal descendant of any of the foregoing, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Approval” means any license, permit, consent, approval, authorization, order, registration, filing, waiver, qualification or certification.

“Audited Financial Statement” shall have the meaning set forth in Section 3.8.

“Auditors” shall mean Friedman LLP.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Delaware.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right, agreement or other arrangement.

“Employment Agreement” means, the Employment Agreement, dated as of the Closing Date, between the Surviving Company and Shareholder.

“Environmental Law” means any federal, state, foreign or local law, statute, rule or regulation, administrative decision, order or any common law, relating to the protection of the environment, natural resources or human health or safety or related to any emission, spill, discharge, migration, release or threatened release of solid waste or Hazardous Substances into the environment (including ambient or indoor air, surface water, ground water, soil or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any foreign state or government, and any political subdivision or quasi-governmental authority of any of the same, including, but not limited to, courts, arbitrators, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces and other instrumentalities.

“Hazardous Substance” means any pollutants, contaminants, chemicals, toxic or hazardous materials, noxious substances or wastes of any type which are defined or listed as toxic or hazardous pursuant to Massachusetts General Laws, or any other substances that are otherwise regulated pursuant to, any Environmental Law, including, but not limited to: (i) oil, petroleum or petroleum compounds (refined or crude); (ii) flammable, explosive or radioactive materials or substances or radon; (iii) asbestos in any form that is or could become friable; (iv) lead-containing paint, pipes or plumbing; and (v) polychlorinated biphenyls or any electrical equipment which contains any oil or dielectic fluid containing polychlorinated biphenyls.

“Indebtedness” means liabilities (including liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) of others secured by (or for which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed or (vii) under leases required to be accounted for as capital leases under GAAP.

“Income Tax Return” means any Tax Return that relates to Income Taxes.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding taxes measured with reference to or as a substitute for any tax described in clauses (i) or (ii) above; and “Income Tax” means any one of them.

“Intellectual Property” means all domestic and foreign patents, patent applications, (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, rights or licenses to Internet domain names, applications and reservations therefor, and uniform resource locators and the Internet sites corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, logos, brand names, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, software (other than “off-the-shelf,” “shrink wrap” or “click-through” software), databases, data collections and other proprietary information or material of any type, whether written or unwritten.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, writ, order, injunction, voluntary settlement agreement, award or decree (including any consent decree) of any court, judge, justice, arbitrator or magistrate, including any bankruptcy court or judge, or any other Governmental Authority.

“Knowledge of the Company” (or words of similar import) means the actual knowledge of the Shareholder where applicable as well as to the best of Shareholder’s knowledge where noted.

“Legal Requirements” means applicable provisions of all constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes, administrative decisions or orders of any Governmental Authority, as well as the common law.

“Lien” means any lien, mortgage, indenture, pledge, security interest, encumbrance or other adverse interest of any kind or description.

“Litigation” means any claim, action, suit, proceeding, arbitration or governmental investigation (including a Tax audit) or procedure that could result in a Judgment.

“Losses” means any claims, losses, liabilities, damages, Liens, Taxes, penalties, costs and expenses, including, but not limited to, reasonable fees and disbursements of counsel.

“Material Adverse Effect,” used with respect to any Person, means a material adverse effect or change on the condition (financial or otherwise), operations or results thereof, or properties or assets (taken as a whole), of such Person and its subsidiaries as a whole, or any event that has occurred or circumstances that exist that result in such material adverse effect or change; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) a change in law; (vi) changes in GAAP; (vii) the announcement of the transactions contemplated in this Agreement; (viii) changes in political conditions; or (ix) acts of God.

“Share” or “Shares” means each share of common stock issued and outstanding in the Company and all issued and outstanding warrants, options or other securities convertible into common stock.

“Merger Consideration” means the aggregate amount payable or issued to the Shareholder pursuant to this Agreement for or in respect of the Outstanding Shares.

“Notes” shall mean those certain promissory notes issued by the Buyer due on July 12, 2013, 2014 and 2015, respectively, in the amounts of $100,800, $133,834 and $78,532, respectively or an aggregate of $313,166.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its charter as filed or recorded under the Legal Requirements of the jurisdiction of its incorporation, including the articles or certificate of incorporation and its by-laws, in each case including all amendments thereto, as the same may have been restated; with respect to any limited liability company, those instruments that at the time constitute its certificate of organization as filed or recorded under the Legal Requirements of the jurisdiction of its organization and its limited liability company agreement or operating agreement, in each case, including all amendments thereto, as the same may be restated; and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Outstanding Shares” means the shares of the Company that are outstanding as of the Effective Time (as defined below).

“Permitted Liens” means (i) Liens for Taxes (A) not currently due and payable, or (B) being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the Audited Financial Statements; (ii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet delinquent; and (iii) all secured party lenders of the Company who have perfected security interests though appropriate UCC filings as of the date of this Agreement.

“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Related Agreements” means the Employment Agreement.

“Related Person” means, with respect to a specified entity (i) each other Person who owns of record or beneficially at least five percent of the outstanding capital stock or other equity securities of such entity, (ii) each individual who is an officer, director, manager, member, employee or owner of such entity, and (iii) any Affiliate or immediate family member of any Person described in clause (i) or (ii) of this definition.

“Tax Return” means any report, return, statement or other written information supplied, or required by Legal Requirements to be supplied, to any Governmental Authority in connection with any Taxes.

“Taxes” means (i) all levies and assessments of any kind or nature imposed by any Governmental Authority, including, but not limited to, all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code) of another Person, (B) being a member of an affiliated, combined or consolidated group, or (C) a contractual arrangement or otherwise.

2.          Basic Transaction.

2.1.          The Merger.

(a)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with applicable Legal Requirements, at the Effective Time, the Merger Sub shall be merged with and into the Company, the Company shall continue as the Surviving Company, and the separate existence of the Merger Sub shall cease (the “Merger”); provided, that the Surviving Company will continue to use the name “Hot Mama’s Foods,” or such other name it may choose. At Closing, the Company and Buyer shall duly prepare, execute, acknowledge and deliver to the Secretary of State of the Commonwealth of Massachusetts, a certificate of merger in the form attached as Exhibit 2.1(a) (“Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Massachusetts (the “Effective Time”).

(b)          The Merger shall have the effect set forth in Massachusetts General Law Chapter 156D Sections 11.06 and 11.07. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company, until amended as provided therein or by applicable Legal Requirements. The By-laws shall be amended and restated at and as of the Effective Time and shall be adopted as By-laws of the Surviving Company. Pursuant to the Employment Agreement, the Shareholder shall become the Chief Executive Officer and Chairman of the Board of Directors of the Surviving Company as of the Effective Time.

(c)          The parties intend for the Merger as contemplated hereunder to qualify as a tax-free exchange pursuant to Section 368(a)(1) of the Code. The parties agree to file any and all tax returns consistent with the treatment of the Merger as a tax-free transaction under Section 368(a) of the Code.

2.2.          Conversion of Outstanding Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Shareholder and Buyer, all of the Outstanding Shares owned by the Shareholder shall be converted into the right to receive the aggregate Merger Consideration in accordance with Section 2.3. No Outstanding Shares shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.2 after the Effective Time.

2.3.          Merger Consideration. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay the Merger Consideration to the Shareholder as follows:

(a)          Buyer shall pay to the Shareholder, Merger Consideration of ninety-one percent (91.0%) of the Buyer’s outstanding equity interests on a fully diluted basis as set forth on Schedule 2.3(a) attached hereto. Buyer shall receive at the Closing, on a post-reverse split basis, such number of shares of Common Stock, Series A Preferred Stock and Class E, F, G, and H Warrants to purchase a number of shares equal to 91% of the shares issuable on Schedule 2.3(a). Notwithstanding the foregoing, the Shareholder hereby waives any and all right to common stock dividends on the Series A Preferred Stock and agrees to convert all of such shares of Series A Preferred Stock at such time as sixty-six and two thirds (66-2/3%) percent in interest of the existing Series A Preferred Stock is converted into Common Stock. All payments of shares of Common Stock, $.001 par value, Series A Preferred Stock and warrants to purchase Common Stock of the Buyer pursuant to this Section 2.3(a) shall be paid by Buyer directly to the Shareholder in the amounts described on Schedule 2.3(a) attached hereto. All Outstanding Shares of the Company owned by the Shareholder shall no longer be outstanding and they shall automatically be cancelled, retired and cease to exist and any certificates or other indicia of ownership previously representing the Outstanding Shares shall represent only the right to receive the aggregate Merger Consideration.

(b)          Buyer shall pay from its own funds all of its transaction costs required by this transaction, consisting primarily of legal and accounting expenses. Buyer shall pay all known outstanding payables as of the date of this Agreement prior to the Closing. As of the date hereof the Buyer has deposited $250,000 (the “Escrow Funds”) with Davidoff Hutcher & Citron LLP (the “Escrow Agent”) for the benefit of the Company and the Shareholder. The $250,000 of Escrow Funds shall be released without reduction to the Shareholder and the Company in accordance with the terms of the Escrow Agreement, attached hereto as Exhibit 2.3(b).

(c)          Closing Adjustments.

The Merger Consideration is based upon the Company achieving gross revenues of at least $27,000,000 per annum with profits for the twelve month period prior to the Closing Date (the “Revenue Threshold”). The Company shall prepare and deliver to the Buyer within five (5) days of the Closing Date an unaudited consolidated profit and loss statement of the Company (the “Final Closing P&L”) (and before giving effect to the transactions contemplated by this Agreement), prepared on the same basis as the Financial Statements. In the event the Revenue Threshold has not been achieved by the Company, the Buyer shall have the option, at its sole discretion, to either (i) reduce the Merger Consideration by a fraction equal to the amount of trailing gross revenues set forth in the Final Closing P&L divided by the Revenue Threshold; or (ii) terminate the transaction. Thus, by way of example, if trailing revenues for the Company set forth in the Final Closing P&L are $24 million, or 88.88% of the Revenue Threshold, the Merger Consideration would be reduced to 88.88% of 91% or 80.88% of the Buyer’s equity securities on a fully diluted basis. The Company and the Buyer hereby agree to remit to Meyers Associates, L.P. (“Meyers”), Vicis Capital Master Fund and/or GSL Financial, LLC any payments received by any third parties in connection with the obligations owed in connection the Notes; provided, that the Company and the Surviving Company shall not assume any obligation to repay the Notes

2.4.          Exchange of Shares; Cancellation of Company Stock. At the Closing, the Shareholder shall execute and deliver to Buyer the Stock Certificate and an irrevocable stock power of such Shareholder’s Outstanding Shares and Buyer shall deliver to the Shareholder who delivers such assignment the Merger Consideration, as set forth in this Agreement. The Merger Consideration to be issued to the Shareholder in accordance with the terms hereof shall be issued in full satisfaction of all rights pertaining to the Outstanding Shares, which Outstanding Shares shall be transferred to Buyer. Each share of common stock of the Company issued and outstanding at the Effective Time transferred to the Buyer shall be cancelled and extinguished as of the Effective Time.

3.          Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:

3.1.          Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts , and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. The Company is in good standing to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a Material Adverse Effect on the Company. Schedule 3.1 is a true and complete list of (i) the jurisdictions of organization of the Company and each jurisdiction in which the Company is qualified to do business, (ii) every state or foreign jurisdiction in which the Company has employees or facilities and (iii) the directors and officers of the Company.

3.2.          Authority. The Company has all necessary power and authority to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company and the Shareholder, as applicable, and no other proceedings on the part of the Company or Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.

3.3.          Capitalization of the Company; Organizational Documents; Books and Records.

(a)          The issued and outstanding Shares have been duly authorized and are validly issued and outstanding and are solely owned by the Shareholder. There are no declared or accrued and unpaid distributions with respect to any Outstanding Shares. All Outstanding Shares were issued in compliance with applicable federal and state securities Laws. The Company has never adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person. Except as set forth on Schedule 3.3(a) attached hereto, there are no equity interests of the Company issued, reserved for issuance or outstanding and no other Person owns or has the right to purchase or receive any stock or other equity interest in the Company. There are no authorized or outstanding subscriptions, options, convertible securities, bonds, debentures, notes, exchangeable securities, warrants, puts, calls, equity interests or other rights of any kind issued or granted by, or binding upon, the Company to sell or otherwise issue or to purchase or otherwise acquire any security of or ownership interest in the Company. There are not, as of the date hereof, and there will not be at the Effective Time, any Shareholder agreements, voting trusts or other agreements or understandings to which the Company or the Shareholder is a party or to which any of them is bound relating in any way to any ownership interests in the Company. Except as set forth on Schedule 3.3(a), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Outstanding Shares, options, warrants or other equity interests of the Company.

(b)          The Company has delivered to Buyer true and complete copies of the Organizational Documents of the Company. Such Organizational Documents are in full force and effect. To the best of the Shareholder’s knowledge, the minute books of the Company contain accurate and complete records of all meetings held by, and actions taken by, the directors or officers of the Company, and no meeting of any Shareholder or directors has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

3.4.          Company Subsidiaries. Except as set forth on Schedule 3.4 attached hereto, the Company does not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. The Company does not own (and has never in the past owned) any equity, partnership, stock, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, stock, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

3.5.          No Conflicts; Required Consents. Except as described on Schedule 3.5, the execution and delivery by the Company of this Agreement and each of the Related Agreements to which the Company is a party do not, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or violate any provision of the Organizational Documents of the Company; (ii) to the Knowledge of the Company, violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any Contract to which the Company is a party; (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (v) result in the creation or imposition of any Lien on any assets or properties of the Company.

3.6.          Litigation. There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, directors or Shareholder (in his capacity as such), and the Company has not received written notice of any claim, complaint, incident, report, threat or notice of any such Litigation and, to the Knowledge of the Company, there is no basis therefor. There is no Litigation pending or to the best of the Shareholder’s knowledge, threatened against any other Person by the Company. There are no outstanding Judgments against or involving or affecting the Company or any of its assets or properties, and the Company is not in default with respect to any such Judgment of which it has Knowledge or served upon it.

3.7.          Compliance with Applicable Legal Requirements.

(a)          To the best of the Shareholder’s knowledge, the Company has complied and is in compliance with all Legal Requirements applicable to it and to its assets, properties, operations and business. To the Knowledge of the Company, the Company has not received any notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and the Company has no Knowledge that any existing circumstances are likely to result in a Litigation for a violation of any such Legal Requirement. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or, the Company’s sales agents or other representatives is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority given the Company written notice of its intention to conduct the same.

(b)          There is no Contract or Judgment binding upon the Company which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which it is restricted from selling, licensing, manufacturing or otherwise distributing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(c)          Without limiting any provision of this Agreement: (i) neither the Company nor, to the Knowledge of the Company, any officer, manager, agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of the Company, or (ii) the Company has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, the Company has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d)          The Company is not in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e)          To the Knowledge of the Company, neither the Company nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f)          To the Knowledge of the Company, neither the Company nor any of its agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

3.8.          Financial Statements.

(a)          As soon as reasonably available, but no later than five (5) days prior to the Closing Date, the Company shall provide copies of the Company’s consolidated audited balance sheets, statements of income and statements of cash flows as of and for the years ended December 31, 2012 and 2011 (the “Audited Financial Statements”), which have been audited by the Auditors.

(b)          The Audited Financial Statements will be prepared in accordance with GAAP, applied on a consistent basis throughout the period involved and present fairly in all material respects the financial condition of the Company as of the dates of such statements and the results of operation for the periods then ended. The Company had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise not shown and adequately provided for in the Audited Financial Statements or in the Schedules to this Agreement.

(c)          As of the Closing, the Company will represent that (i) since December 31, 2012 (the “Audited Financial Statements Date”), there has been no change by the Company in the accounting principles, policies and methods of the Company except as required by changes in GAAP.

3.9.          Liabilities. Except as set forth on Schedule 3.9, to the Knowledge of the Company, the Company does not have any liabilities of any kind or nature whatsoever (accrued, absolute, contingent or otherwise), except (a) those which are adequately reflected or reserved against in the Audited Financial Statements; (b) those that were incurred in the ordinary course of business consistent with past practice since the Audited Financial Statements Date; (c) obligations not in default under Contracts entered into by the Company; (d) liabilities under the executory portion of any licenses, permits, consents, approvals, certificates or governmental approvals to which the Company is bound; and (e) the Audited Financial Statements.

3.10.         Tax Returns and Payments.

(a)          Except as described on Schedule 3.10, the Company:

(i)          has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing (whether or not shown as due on any Tax Return); and

(ii)         has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed on its behalf were complete and correct in all material respects.

(b)          The Company has previously delivered true, correct and complete copies of all Income Tax Returns filed by or on behalf of the Company through the date hereof for the periods ending December 31, 2010, December 31, 2011 and for all subsequent periods, including December 31, 2012.

(c)          Except as described on Schedule 3.10, to the Knowledge of the Company:

(i)          the Company has not been notified by the IRS or any other Governmental Authority that any issues have been raised (and no such issues are currently pending) by the IRS or any other taxing authority in connection with any Tax Return filed by it or on its behalf; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company; no Tax Liens have been filed against the Company; and no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company; and

(ii)         no claim has been made within the last five years by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)          The Company is a C Corporation for U.S. federal Income Tax purposes.

(e)          The Company has not changed its accounting method as described in Section 481 of the Code, has a request pending with, or been required by the IRS, to change its accounting methods.

(f)          The Company has timely withheld all amounts required by Legal Requirements or agreement to be withheld from the wages, salaries or other payments to employees of or consultants or contractors to the Company has filed returns and deposits with the relevant Governmental Authority where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(g)          The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes and the Company has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(h)          The Company will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date.

3.11.         Absence of Certain Changes or Events. The Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

3.12.         Material Company Contracts. Schedule 3.12 lists all of the Contracts of the following nature to which the Company or the Shareholder or their Affiliate is a party or any of its properties or assets is bound (the “Material Company Contracts”): (i) Contracts evidencing indebtedness for borrowed money, or guarantees of the obligation of any other Person in respect of borrowed money or of any other obligation of any current or former Affiliate of the Company; (ii) leases or subleases or other agreements with respect to occupancy of real property; (iii) leases of machinery, equipment or other tangible personal property; (iv) Contracts limiting the freedom of the Company to engage or compete in any activity, or to use or disclose any information in its possession; (v) any Contract with any employee, consultant or independent contractor or any Contract relating to bonus, compensation, pension, insurance, retirement, deferred compensation or other similar Contract, plan, trust, fund or other Contract for the benefit of employees; (vi) any license of, or other Contract with respect to, Intellectual Property (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink-wrap” licenses); (vii) any Contract with any Affiliate of the Company; (viii) any Contract with any distributor, dealer, manufacturer’s representative or sales representative; (ix) any Contract pursuant to which the Company purchases materials, supplies, equipment, products or services (excluding stand-alone purchase orders issued in the ordinary course of business); (x) any Contract pursuant to which the Company sells any product or service to a third party (excluding stand-alone purchase orders issued in the ordinary course of business); (xi) any Contract pursuant to which the Company may be obligated to (A) sell, transfer, pledge, dispose of or encumber any assets or properties, other than dispositions of inventory and supplies in the ordinary course of business, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest, or (C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any Person or any division thereof, or (xii) any other Contract that individually contemplates payments by or to the Company exceeding $10,000 in any twelve-month period and is not subject to cancellation by the Company on less than thirty (30) days’ notice without penalty. The Company has delivered to the Buyer true and complete copies of all Material Company Contracts, including all amendments thereto. The Company is not in breach or default under the terms of any Material Company Contract and, to the Knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company, nor has the Company received any written notice of any breach or default or alleged breach of default under any Material Company Contract. To the Knowledge of the Company, no other party to any Material Company Contract is in breach or default under the terms thereof, and, to the Knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any written notice of any breach or default by any such party. The Material Company Contracts are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto. The Company has not received any written notice from any other party to a Material Company Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Company, is there any basis therefor. Except as provided on Schedule 3.5, no consent of, or notice to, any third party is required under any Material Company Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Company Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

3.13.         Title to and Status of Assets and Properties. Schedule 3.13 lists all real property owned by the Company and all real property leases and subleases under which the Company is the lessee. Except as set forth on Schedule 3.13, the Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all assets, properties and rights purported to be owned by the Company, and the legal and valid right to use all other assets, properties and rights used or held for use by the Company (collectively, the “Company Assets”). For the avoidance of doubt, all of the Company’s customer Contracts, whether signed, in the process of being signed and/or currently under negotiations, shall be deemed to be Company Assets. Each lease and sublease of real property (each, a “Lease”) is valid and in full force and effect and neither the Company, nor, to the Company’s Knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default of the provisions of such Lease, and the Company has not received written notice that it has breached, violated or defaulted under any Lease. The Company has provided Buyer with true, correct and complete copies of all Leases, including all amendments thereto. Other than the fee and leased parcels of real property set forth in Schedule 3.13, the Company has not entered into any letter of intent, purchase contract, option or other agreement by which the Company has agreed to acquire any fee or leased parcel of real property. There are no mortgages or monetary liens or judgments encumbering the owned real property or the leasehold interests of the Company in any leased or subleased parcels of real property. All tangible assets included in the Company Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Company’s business due to the condition of any such assets or properties. The Company Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Company’s business, which are all of the assets, properties, rights and Contracts necessary for the operation of the Company’s business by the Buyer following the Closing in substantially the same manner as it is currently operated. No other Person owns or has the right to use any of the assets or property used in connection with the operation of the Company’s business. The Company is not aware of any fact or condition relating to the Company or any assets or properties thereof that will require a significant expenditure to address within the next twelve months.

3.14.         Employee Relations.

(a)          The Company is not a party to, or bound by any, collective bargaining agreements and no union or other labor organization is certified to represent the employees of the Company. There are no existing or, to the Knowledge of the Company, threatened, labor disputes, representation questions or union organizing activities with respect to the employees of the Company.

(b)          To the best of Shareholder’s knowledge, the Company has complied with all Legal Requirements relating to employment and employment practices, including, without limitation, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health, unlawful discrimination and any payments, contributions or premiums payable to any Governmental Authority with respect to social insurance, unemployment compensation, workers’ compensation or other statutorily required benefits or obligations for the employees of the Company.

(c)          There are no labor and/or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or, to the best of the Shareholder’s knowledge, threatened, against or involving the Company by any current or former employees of the Company.

(d)          Within the past three years, the Company has not conducted a “plant closing” or a “mass layoff”, as each of those terms is defined in the Workers’ Adjustment and Retraining Notification Act (“WARN”) (or similar, applicable state law), without complying with the notice requirements of WARN or similar, applicable state law.

3.15.         Employment Contracts and Terms. Except as described on Schedule 3.15, the Company is not a party to or bound by any employment Contracts. Schedule 3.15 includes the names, positions, hire dates, work location, accrued leave and compensation amounts (including base compensation amounts and all salary, bonus and incentive awards) of all employees of the Company employed as of the date of this Agreement. Except as described on Schedule 3.15, all employees of the Company as of the date hereof are employed “at will” and, to the Knowledge of the Company, are eligible to work lawfully in the United States.

3.16.         Insurance. Schedule 3.16 includes a list of each insurance policy covering the Company Assets, the Company’s activities as currently conducted, or the Company’s employees, including the type, carrier, policy number and expiration date (the “Company Insurance Policies”). All premiums due and payable with respect to the Company Insurance Policies through the date hereof have been paid, and the Company has not received any written or oral notice from any such underwriter of non-coverage of any particular claim or of cancellation, non-renewal, material premium increase or other material change in prospective coverage with respect to any Company Insurance Policy. No claim is currently pending under any Company Insurance Policy. Such policies are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound. The Company is not in breach or default and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default under any Company Insurance Policy, or permit termination or modification under any Company Insurance Policy.

3.17.         Environmental. Except as described on Schedule 3.17,

(a)          no written notice, notification, demand, claim, letter, request for information, citation, summons, complaint or order has been received by, and no notice, demand, claim, letter, request for information, investigation or legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company with respect to any matters relating to or arising out of any Environmental Law;

(b)          To the best of the Shareholder’s knowledge, the Company is and has at all times been in compliance, in all material respects, with all Environmental Laws and with any necessary Environmental Permits (as hereinafter defined); the Company possesses all necessary permits, authorizations, approvals, licenses, consents, exemptions and other governmental authorizations required for their current operations under applicable Environmental Laws (“Environmental Permits”); all such Environmental Permits are in full force and effect; the Company is not in violation of any Environmental Permit or of any obligations, orders, schedules and timetables issued pursuant thereto; and there are no proceedings pending or, to the Knowledge of the Company, threatened which would jeopardize the validity of any Environmental Permit;

(c)          to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to be the basis of or to result in the Company incurring liability for the release of Hazardous Substances or incurring any liability, obligations, requirements for remedial or corrective action or costs under Environmental Laws, or could reasonably be expected to prevent or restrict the Company’s compliance with Environmental Laws or to restrict its use or transfer of any property pursuant to Environmental Laws;

(d)          to the Knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company has been listed in, nor has the Company disposed or transported any Hazardous Substances to any site that has been listed in, the National Priorities List or any other list of sites requiring clean-up or investigation under Environmental Law maintained by any Governmental Authority; and

(e)          the Company has made available to Buyer complete, true and correct copies of all material environmental records, reports, assessments, studies, sampling results, investigations, audits, notifications, Environmental Permits and pending permit applications. A list of such materials is provided in Schedule 3.17.

3.18.         Company Benefit Arrangements.

(a)          Schedule 3.18 includes a true and complete description of all arrangements under or with respect to which the Company or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of such Person, whether or not such Company Benefit Arrangement is covered by ERISA (each, a “Company Benefit Arrangement”). The Company has provided to Buyer true and complete copies of each Company Benefit Arrangement or, in the case of each Company Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.

(b)          The Company does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate. The Company has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.

(c)          Except as disclosed on Schedule 3.18 or with respect to benefits already accrued, the Company has the unilateral right to amend or terminate all Company Benefit Arrangements.

(d)          Except as set forth in Schedule 3.18, no individual will, as a direct or indirect result of the transactions contemplated hereby: (i) incur any liability to pay the excise tax due under Code Section 409A; or (ii) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.

(e)          With respect to each Company Benefit Arrangement, to the Knowledge of the Company, the Company is in material compliance with: (i) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

3.19.         Intellectual Property.

(a)          Schedule 3.19 contains a complete list of all Intellectual Property currently owned, used or held for use by the Company (the “Company Intellectual Property”). Company Intellectual Property that is owned by the Company is hereinafter referred to as the “Owned Intellectual Property”, and Company Intellectual Property that is licensed to the Company by a third party is hereinafter referred to as the “Licensed Intellectual Property”. The Owned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), as and only to the extent specifically set forth on Schedule 3.19.

(b)          Except as described on Schedule 3.19, the Company owns the Owned Intellectual Property free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto. With respect to the Licensed Intellectual Property, Schedule 3.19 indicates the name of the licensor and identifies the specific agreement pursuant to which such Licensed Intellectual Property is licensed to the Company. To the Knowledge of the Company, none of the registered Company Intellectual Property has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid. To the Knowledge of the Company, the Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.

(c)          Except as described on Schedule 3.19, the Company has not received any written notice or claim from any third party challenging the right of the Company to use any of the Company Intellectual Property.

(d)          Except as described on Schedule 3.19, there are no pending or, to the Knowledge of the Company, threatened claims or notices by any third party of a violation, infringement, misuse or misappropriation by the Company of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Company Intellectual Property, nor to the Knowledge of the Company, is there a basis for any such claims. To the Knowledge of the Company, the Company is not infringing, misappropriating or violating any Intellectual Property of any third party.

(e)          Except as described on Schedule 3.19, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Company, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or before any other Governmental Authority relating to any pending application with respect to the Owned Intellectual Property.

3.20.         Licenses, Permits. Schedule 3.20 contains a true and complete list of all Approvals (other than business licenses and occupancy permits generally applicable to all businesses operating and/or occupying real estate in the Company’s primary business location) necessary for the Company to own its assets and properties and conduct its business as currently conducted (collectively, the “Company Licenses”). Each Company License is valid and in full force and effect, no Company License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Company License or any basis for the assertion of any default thereunder. There is no Litigation pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. To the Knowledge of the Company, none of the Company Licenses shall be affected by the consummation of the transactions contemplated hereby. All Company Licenses are validly held by the Company and the Company has complied and is in compliance with the terms and conditions of each Company License held by it.

3.21.         Customers and Suppliers. Schedule 3.21 sets forth a list of (a) the ten largest customers (measured by dollar volume of product sales), and (b) the ten largest suppliers (measured by dollar volume of purchases) of the Company during each of the last three fiscal years. Except as set forth in Schedule 3.21, no customer or supplier listed in Schedule 3.21 has given written notice of its intent to terminate, cancel, limit, or adversely modify or change its business relationship with the Company, and, to the Knowledge of the Company, there exists no present or future condition or state of facts or circumstances involving such customers or suppliers which the Company can now reasonably foresee would materially adversely affect the business of the Company after the consummation of the transactions contemplated by this Agreement.

3.22.         Transactions With Related Persons.

(a)          Except as set forth in Schedule 3.22, no Related Person of the Company is currently (i) a party to any transaction with the Company (including any contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Related Person) or (ii) to the Company’s Knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company.

(b)          Except as set forth in Schedule 3.22, no Related Person of the Company has any outstanding indebtedness payable to the Company and the Company has not guaranteed any obligation or indebtedness of any such Related Person to any Person.

3.23.         Warranties; Product Defects. Schedule 3.23 sets forth a summary of the written warranties concerning products, and warranty expense incurred by the Company during each of the last two fiscal years. To the Knowledge of the Company, all products have been in conformity with all applicable contractual commitments and express or implied warranties. To the Knowledge of the Company, no material liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products beyond the amounts reserved for warranty expense reflected in the Financial Statements. To the Knowledge of the Company, no products are now the subject of any guarantee or warranty other than the Company’s standard form of written warranties. Schedule 3.23 sets forth a list of all (A) products which have been recalled, withdrawn or suspended, and (B) proceedings pending against the Company at any time since January 1, 2010 (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of, or seeking to enjoin the Company from engaging in activities pertaining to, any product.

3.24.         Internal Controls. The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets.

3.25.         No Brokers. Neither the Company nor the Shareholder has employed or incurred any liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.26.         Accounts Receivable; Accounts Payable.

(a)          All accounts receivable of the Company will be transferred without limitation to the Buyer whether signed, in the process of being signed and/or currently under negotiations and (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (ii) represent valid and enforceable obligations. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. To the Knowledge of the Company, no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason. Schedule 3.26(a) is a complete and accurate accounts receivable aging report as of the date hereof.

(b)          All accounts payable and accrued expenses of the Company have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Schedule 3.26(b) is a complete and accurate accounts payable aging report as of the date hereof.

3.27.         Bank Accounts; Proxies. Schedule 3.27 sets forth a list of (i) all bank accounts, lock boxes and safe deposit boxes relating to the business of or controlled by the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), and (ii) the name and address of each Person who has a power of attorney, proxy or similar authorization to act on behalf of the Company.

3.28.         Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Buyer by or on behalf of the Company pursuant to the terms of this Agreement, to the best of the Shareholder’s knowledge contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the Knowledge of the Company that has not been disclosed in this Agreement and which could have a Company Material Adverse Effect.

4.          Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Buyer, as follows:

4.1.          Investment Representations and Warranties. The Shareholder is the lawful and record and beneficial owner of, and has good and marketable title to, all of the Outstanding Shares of the Company and such Shareholder has the full legal capacity, power and authority to vote such Shares and transfer and otherwise dispose of such Shares and any and all rights and benefits incident to the ownership thereof free and clear of all Liens, and there are no Contracts between such Shareholder and the Company and/or any other Person with respect to the voting, sale or other disposition of such Shares or any other matter relating to such Shares.

(a)          The Shareholder understands that the shares of Stock being issued to him hereunder (the “Securities”) are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law and is acquiring such Securities as principal for his own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities. The Shareholder does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities. Shareholder understands that the Securities are being issued to him/her in a transaction that is intended to qualify for an exemption from the registration requirements of the Securities Act which depends, in part, upon Shareholder’s investment intent in purchasing the Securities.

(b)          Shareholder, either alone or together with his/her representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Shareholder is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(c)          Shareholder is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)          Shareholder acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the issuance of the Securities and the merits and risks of acquiring the Securities; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.2.          Authority. The Shareholder has all necessary power and authority to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by him/her pursuant to this Agreement and to perform his/her obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement, the performance of his/her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Shareholder, as applicable, and no other proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated herein. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.

4.3.          No Conflicts; Required Consents. The execution and delivery by the Shareholder of the specified sections of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby and thereby do not and will not: (a) require, in accordance with any material contract or agreement, the consent, approval or action of, or any filing or notice to, any Person; (b) violate the terms of any material instrument, document or agreement to which such Shareholder is a party, or by which such Shareholder or the property of such Shareholder is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement.

4.4.          Litigation. There is no Litigation pending, or to the best of Shareholder’s knowledge, threatened against or involving such Shareholder seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of transactions contemplated by this Agreement, or which might adversely affect such Shareholder’s ability to consummate the transactions contemplated by this Agreement.

5.          Representations and Warranties of Buyer. Buyer represents and warrants to the Company and the Shareholder as follows:

5.1.          Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a Material Adverse Effect on it.

5.2.          Authority. Buyer has all requisite corporate as applicable, power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party. The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each of the Related Agreements have been duly and validly executed and delivered by Buyer, and are the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.

5.3.          Capitalization of the Buyer; Organizational Documents; Books and Records; Valid Issuance of Stock; Registration Rights.

(a)          As of the date hereof, the Buyer is authorized to issue 99,000,000 shares of the Buyer’s common stock, par value $.001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock” and, collectively with the Common Stock, the “Buyer Stock”). As of the date of this Agreement, Schedule 5.3(a) sets forth the number of shares of Common Stock issued and outstanding and issuable upon conversion of shares of Preferred Stock and exercise of warrants which are issued and outstanding. All outstanding shares of Buyer Stock were issued in compliance with applicable federal and state securities Laws. Schedule 5.3(a) set forth all of the outstanding subscriptions, options, warrants and convertible securities of the Buyer as of the Closing Date.

(b)          The Buyer has delivered to the Company true and complete copies of the Organizational Documents of the Buyer. Such Organizational Documents are in full force and effect. The minute books of the Buyer contain accurate and complete records of all meetings held by, and actions taken by, the directors and Shareholder of the Buyer, and no meeting of any directors or Shareholder has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

(c)          The Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall constitute ninety one (91%) percent of the Buyer’s Stock and will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions of applicable state and federal securities laws and liens or encumbrances created by or imposed by the applicable Shareholder. Assuming the accuracy of the representations of the Shareholder in Section 4.1 of this Agreement, the Stock will be issued in compliance with all applicable federal and state securities laws.

(d)          [INTENTIONALLY LEFT BLANK]

5.4.          Company Subsidiaries. Except as set forth on Schedule 5.4, the Buyer does not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. Except as set forth on Schedule 5.4, the Buyer does not own (and has never in the past owned) any equity, partnership, stock, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, stock, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

5.5.          No Conflicts; Required Consents. The execution and delivery by Buyer of this Agreement and the Related Agreements do not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the certificate of incorporation or by-laws or like organizational documents of Buyer; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any material Contract to which Buyer is a party or by which Buyer or the assets or properties owned or leased by either of them are bound or affected; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person.

5.6.          Litigation. To the knowledge of Buyer, there is no Litigation pending or threatened against the Buyer or any of their respective officers, directors or Shareholder (in their capacities as such), and the Buyer has not received written notice of any claim, complaint, incident, report, threat or notice of any such Litigation and, to the knowledge of the Buyer, there is no basis therefor. There is no Litigation pending or threatened against any other Person by the Buyer. There are no outstanding Judgments against or involving or affecting the Buyer or any of their respective assets, properties or Related Persons, and the Buyer is not in default with respect to any such Judgment of which it has knowledge or served upon it.

5.7.          Liabilities. Except as set forth on Schedule 5.7 hereof, to the knowledge of the Buyer, the Buyer does not have any liabilities of any kind or nature whatsoever (accrued, absolute, contingent or otherwise).

5.8.          Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Company or the Shareholder by or on behalf of the Buyer pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6.          Certain Covenants.

6.1.          Certain Covenants of the Buyer. The Buyer hereby covenants and agrees that:

(a)          The Buyer shall adopt an Employee Stock Incentive Plan as of the Closing Date providing for the grant of options and/or restricted stock for officers, directors, employees and consultants the Surviving Company for up to ten (10%) per cent of the outstanding common stock of the Surviving Company.

(b)          The Buyer’s market maker shall use its best efforts to file a Form 211 with Financial Industry Regulatory Authority (“FINRA”) and to reconfirm that its Common Stock is eligible with the Depository Trust Company (“DTC”) as soon as possible following the execution of this Agreement. The Company shall provide such market maker with whatever information it needs in order for the Form 211 to be filed promptly. In the event the market maker has not received conditional approval from both FINRA and DTC prior to the Closing Date, provided the Company has promptly complied with all requests for information from FINRA, the Company may terminate this Agreement at its sole discretion without prejudice or cost to either party.

6.2.          Certain Affirmative Pre-Closing Covenants of the Buyer. The Buyer covenants and agrees that, except as the Company otherwise may consent in writing, between the date of this Agreement and Closing, the Buyer shall:

(a)          operate in the usual, regular, and ordinary course and consistent with past practices, according to the plans and budgets previously made available to the Company and, to the extent consistent with such operation, use commercially reasonable efforts to: (i) preserve its current business organization; (ii) keep available the services of their officers, employees and consultants; and (iii) preserve their relationships with all customers, suppliers, licensees and others having business dealings with the Buyer; and

(b)          maintain (i) its assets and property in their condition as of the date of this Agreement, ordinary wear and loss by fire or other casualty excepted, (ii) its Material Buyer Contracts in full force and effect, and (iii) the Buyer Insurance Policies in full force and effect.

6.3.          Certain Affirmative Pre-Closing Covenants of the Company. The Company covenants and agrees that, except as Buyer otherwise may consent in writing, between the date of this Agreement and Closing, the Company shall (and the Shareholder shall cause the Company to):

(a)          operate in the usual, regular, and ordinary course and consistent with past practices, according to the plans and budgets previously made available to Buyer and, to the extent consistent with such operation, use commercially reasonable efforts to: (i) preserve its current business organization; (ii) keep available the services of their officers, employees and consultants; and (iii) preserve their relationships with all customers, suppliers, licensees and others having business dealings with the Company;

(b)          maintain (i) its assets and property in their condition as of the date of this Agreement, ordinary wear and loss by fire or other casualty excepted, (ii) its Material Company Contracts in full force and effect, and (iii) the Company Insurance Policies in full force and effect; and

(c)          upon request by Buyer, deliver to Buyer true and complete copies of all regularly prepared periodic financial statements and operating reports of the Company.

6.4.          Certain Negative Pre-Closing Covenants of the Company. Except as Buyer otherwise may consent in writing, or as contemplated by this Agreement, between the Effective Date and Closing, the Company shall not (and the Shareholder shall cause the Company not to), directly or indirectly:

(a)          (i) modify, amend, terminate or transfer any Material Company Contract or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property;

(b)          amend its Organizational Documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c)          sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the ordinary course of business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d)          sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

(e)          permit the attachment of any Lien against any of the assets or properties owned or leased by the Company, except Permitted Liens;

(f)          issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g)          incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h)          make or commit to make any capital expenditure other than currently contemplated capital expenditures that have been disclosed to Buyer;

(i)          declare, set aside or pay any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in the Company;

(j)          make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of the Company, (ii) any increase in the compensation payable or to become payable to any employee of the Company or (iii) any modification, termination or renewal of any Company Benefit Arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;

(k)          except as is permitted by Section 6.3, take any action which could reasonably be expected to make any of the Company’s representations and warranties herein untrue as of Closing;

(l)          change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(m)          make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(n)          pay, discharge, satisfy or settle any Litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property; or

(o)          authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

6.5.          Required Consents.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 7, as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)          To the extent not prohibited by any Legal Requirement, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement. The Company and Buyer shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. The Company and Buyer shall (A) give the other prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such filing, investigation or other inquiry, (B) discuss with the other the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (C) to the extent reasonably practicable or appropriate, allow the other to participate in such meeting or conversation.

(c)          The Company and Buyer shall, as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Legal Requirements required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company, on the one hand, and Buyer, on the other, shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by any Legal Requirement, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement. The Company and Buyer shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Approval. The Company, and Buyer shall (i) give the other parties hereto prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such Approval, investigation or other inquiry, (ii) discuss with the other parties hereto the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (iii) to the extent reasonably practicable or appropriate, allow the other parties to participate in such meeting or conversation.

(d)          The Company shall use commercially reasonable efforts to obtain all Approvals from third parties that are set forth in Schedule 3.5 (“Company Third Party Consents”). Buyer shall use commercially reasonable efforts to obtain all Approvals from third parties that are set forth in Schedule 5.5 (“Buyer Third Party Consents”).

6.6.          Access to Information; Confidentiality.

(a)          The Company will (and the Shareholder will cause the Company to) afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel of the Company, as Buyer may reasonably request and the Company will furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. The Company shall make available to Buyer any appropriate individuals for discussion of its business, properties and personnel as Buyer may reasonably request.

(b)          Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party (such information, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the transactions contemplated by this Agreement. Confidential Information will not include (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by applicable Legal Requirements. In the event this Agreement is terminated as provided in Article 9 hereof, each party (x) will return or cause to be returned to the other all Confidential Information obtained from the other in connection with the Merger contemplated hereby, and (y) will delete from its computer systems all Confidential Information obtained from the other in connection with the Merger contemplated hereby.

6.7.          Tax Matters.

(a)          The Shareholder shall prepare and cause to be timely filed all Income Tax Returns of the Company for Pre-Closing Tax Periods (“Company Tax Returns”). At the request of the Shareholder, Buyer shall cause the Surviving Company to execute any Company Tax Return prepared in accordance with this Section 6.7(a). Company Tax Returns shall be prepared in accordance with the past practices of the Company in preparing Income Tax Returns, except where such practice is not consistent with applicable laws.

(b)          Buyer shall prepare or cause to be prepared and timely filed or cause to be filed all Tax Returns of the Company for Pre-Closing Tax Periods other than Seller Tax Returns (“Buyer Tax Returns”). Buyer Tax Returns shall be prepared in accordance with past practices of the Company, except where such practice is not consistent with applicable laws.

(c)          Buyer shall provide the Shareholder, and the Shareholder shall provide Buyer, with copies of any Tax Returns to be filed by Buyer or the Shareholder, as applicable, pursuant to Section 6.7(a) or 6.7(b) at least twenty (20) days prior to the due date thereof (giving effect to any extensions thereto). The Shareholder or Buyer, as applicable, shall have the right to review such Tax Returns prior to the filing of such Tax Returns. If the Shareholder or Buyer, as applicable, disputes any amounts shown to be due on such Tax Returns, the Shareholder and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Tax Returns. If the Parties are unable to resolve any dispute within ten days after the Shareholder’s or Buyer’s, as applicable, receipt of such Tax Returns, such dispute shall be resolved by an accounting firm mutually agreed to by the Shareholder and Buyer, which shall resolve any issue in dispute as promptly as practicable. If the accounting firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Tax Return in question, (i) the Surviving Company shall file such Tax Return without such determination having been made, and (ii) the Shareholder shall pay to Buyer, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Tax Return, an amount determined by the Shareholder as the proper amount chargeable to the Shareholder pursuant to this Section 6.7. Upon the accounting firm’s delivery of its determination to Buyer and the Shareholder, appropriate adjustments shall be made to the amount paid by the Shareholder in accordance with the immediately preceding sentence in order to reflect the accounting firm’s determination. The fees, costs and expenses of the accounting firm shall be shared equally by the Shareholder and Buyer. The determination by the accounting firm shall be final, conclusive and binding on the parties.

(d)          The Surviving Company, the Shareholder and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (in accordance with such party’s practices for such records) and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder agrees (i) to retain all books and records with respect to all material Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Shareholder shall allow Buyer to take possession of such books and records (and the Shareholder shall be entitled to retain copies of same). Buyer and the Shareholder agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.8.          Management of the Surviving Company.

(a)  Effective as of the Closing, the Shareholder, pursuant to the Employment Agreement, the form of which is attached hereto as Exhibit 6.8, will be the Chief Executive Officer and have day-to-day control of the operations of the Surviving Company and shall be a Member of the Buyer’s Board of Directors.

(b)  The Buyer shall retain Meyers for a term of six months on a non-exclusive basis as investment bankers. Meyers shall be entitled to appoint to appoint one member of the Buyer’s Board of Directors. The Shareholder shall retain the right to appoint all other members of the Buyer’s Board of Directors.

7.          Conditions Precedent to Closing.

7.1.          Buyer’s Conditions. The obligations of Buyer to perform their obligations at Closing are subject to the fulfillment of the following conditions, any of which Buyer may waive:

(a)          The Company and the Shareholder shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Shareholder at or before Closing.

(b)          All representations and warranties of the Company and the Shareholder in this Agreement shall be true and correct in all material respects as of the date of Closing, with the same force and effect as if such representations and warranties had been made on and as of that date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, and (iii) to the extent that such representations and warranties are qualified by materiality, in which they shall be true and correct in all respects.

(c)          The Company and the Shareholder shall have delivered to Buyer a certificate, dated as of the date of Closing, in form reasonably satisfactory to Buyer, executed by an officer of the Company and the Shareholder, certifying that the conditions stated in Sections 7.1(a) and 7.1(b) have been satisfied.

(d)          There shall have been obtained each of the Company Third Party Consents and all Approvals from Governmental Authorities.

(e)          There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have the effect of any of the foregoing, or any Judgment providing for any of the foregoing.

(f)          The Company shall have delivered to Buyer a certificate of the Board of Directors of the Company, dated as of the Closing Date, certifying (i) that true and complete copies of the Company’s Organizational Documents as in effect on the Closing Date are attached thereto; (ii) as to the incumbency and genuineness of the signatures of each officer executing this Agreement and the other documents contemplated by this Agreement; and (iii) the genuineness of the resolutions (attached thereto) of the officers and Shareholder of the Company authorizing the execution, delivery and performance of this Agreement and the other documents contemplated by this Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.

(g)          Since the Audited Financial Statements Date, there shall not have occurred, and no effect or circumstance shall exist that has had or could reasonably be expected to have, a Material Adverse Effect.

(h)          The Company shall have delivered written releases of all Liens on any assets or properties of the Company other than Permitted Liens and evidence of the payoff of all Indebtedness, except as provided on Schedule 3.9 hereto, of the Company (other than capital leases) in form and substance reasonably satisfactory to Buyer.

(i)          The existing employment agreements shall all be cancelled, and the Employment Agreement shall be mutually agreed to and executed by the parties thereto and each such agreement shall be in full force and effect as of the Closing Date.

(j)          The Shareholder shall have transferred and assigned the Outstanding Shares to Buyer in accordance with Section 2.4 hereof.

(k)          In the event the Company has not delivered to the Buyer the Buyer Financial Statements required under Section 3.8, the Buyer may terminated this transaction.

7.2.          The Company’s and the Shareholder’s Conditions. The obligations of the Company and the Shareholder to perform their respective obligations at Closing are subject to the fulfillment of the following conditions, any of which the Company and the Shareholder may waive:

(a)          Buyer shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by Buyer at or before Closing.

(b)          All representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date of Closing with the same force and effect as if such representations and warranties had been made on and as of that date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, and (iii) to the extent that such representations and warranties are qualified by materiality, in which they shall be true and correct in all respects.

(c)          Buyer shall have delivered to the Company a certificate dated as of the date of Closing, in form reasonably satisfactory to the Company, executed by an officer of Buyer, certifying that the conditions stated in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)          There shall have been obtained each of the Buyer Third Party Consents and all Approvals from Governmental Authorities.

(e)          There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful would have the effect of any of the foregoing, or any Judgment providing for any of the foregoing.

(f)          Buyer shall deliver to the Company a certified copy of the corporate resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party and an incumbency certificate with respect to the officers of Buyer executing documents or instruments on behalf of Buyer.

(g)          The Buyer shall have executed and delivered the Employment Agreement with Matthew Morse as described in Section 6.8 above.

(h)          The Buyer shall have obtained the stockholder approval to reverse/split its issued and outstanding Common Stock so that ninety-one (91%) percent of the equity securities on a fully diluted basis are issued to the Shareholder at Closing.

(i)          Meyer shall have entered in a non-exclusive investment banking agreement as described in Section 6.8(b) above.

(j)          The Buyer shall have obtained its stockholder approval to implement an Employee Incentive Stock Option Plan.

(k)          The Buyer shall have obtained FINRA approval of its Form 211 and the Buyer’s securities shall be DTC eligible.

(l)          The Buyer shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement.

8.          Closing.

8.1.          Date and Place. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures via fax or e-mail on the later of the Effective Date or the date on which the last of the conditions set forth in Article 7 have been satisfied or waived, or in such other manner or time, and in such place, as the Company and Buyer agree upon; provided, however, that either Buyer or the Company may, by written notice to the other, postpone Closing on one or more occasions to a later date in order to allow additional time for the satisfaction of conditions to its obligations stated in Article 7, but in no event to a date later than May 31, 2013 (the “Outside Closing Date”).

8.2.          Actions at Closing. At Closing:

(a)          The Company and Buyer shall execute the Certificate of Merger and file the Certificate of Merger with the Secretary of State of the Commonwealth of Massachusetts as required;

(b)          Buyer and the Surviving Company shall pay the amounts required to be paid and deliver the Stock in accordance with Section 2.3(a) above; and

(c)          The Company and the Shareholder shall deliver to Buyer all closing deliverables set forth in Section 7.1. Buyer shall deliver to the Company and the Shareholder all closing deliverables set forth in Section 7.2.

9.          Termination and Default.

9.1.          Termination Events. This Agreement may be terminated prior to Closing and the transactions contemplated hereby may be abandoned:

(a)          at any time, by the mutual agreement of Buyer and the Company;

(b)          by either Buyer, on the one hand, or the Company, on the other hand, at any time, if the other or others is or are in breach or default of its or their respective covenants, agreements or other obligations in this Agreement, or if any of the representations and warranties of the other or others in this Agreement are not true and accurate in all material respects and the other or others shall not have cured such breach, default, untruthfulness or inaccuracy within ten days after notice thereof given by the terminating party or parties; or

(c)          by either Buyer, on the one hand, or the Company, on the other hand, upon written notice to the other or others, if any of the conditions to its or their obligations set forth in Sections 7.1 and 7.2, respectively, shall not have been satisfied on or before the Outside Closing Date, for any reason other than a breach or default by the terminating party or parties of its or their respective covenants, agreements or other obligations under this Agreement, or any of its or their representations and warranties in this Agreement not being true and accurate in all material respects as of the date of this Agreement or as of the Outside Closing Date.

9.2.          Remedies Upon Termination. In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Section 9.2 and Article 10 hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

10.         Indemnification.

10.1.          Indemnification of Buyer and the Surviving Company. Subject to the terms and limitations provided in this Article 10, prior to the Closing, the Company and the Shareholder, and from and after the Closing, shall indemnify and hold harmless Buyer from and against any and all Losses arising out of or resulting from:

(a)          any representations and warranties, as qualified by the disclosure schedules attached hereto and incorporated herein by reference (the “Disclosure Schedules”) made by the Company or the Shareholder in this Agreement or in any certificate delivered in connection herewith not being true and accurate as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy of which will be determined with reference to such specified date);

(b)          any failure of the Company or the Shareholder to perform any of its material covenants, agreements or obligations in this Agreement; and

(c)          any liability of the Company for any Taxes with respect to periods prior to Closing in excess of amounts reserved for Taxes in the Company’s books as of the Closing Date, except to the extent such liabilities are assumed by the Buyer as provided herein.

10.2.          Indemnification of Shareholder. Subject to the terms and limitations provided in this Article 10, from and after Closing, Buyer shall indemnify and hold harmless the Shareholder, from and against any and all Losses arising out of or resulting from:

(a)          any representations and warranties made by Buyer in this Agreement or in any certificate delivered in connection herewith not being true and accurate as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy of which will be determined with reference to such specified date);

(b)          any failure by Buyer to perform any of its covenants, agreements or obligations in this Agreement; and

(c)          to the extent any claims against the Company arising from the Notes cannot be satisfied through the proceeds of the Notes, the Buyer and the existing shareholder of the Buyer, including, but not limited to, Meyers, shall indemnify and hold harmless the Company and the Shareholder for any amount in excess of $313,166.

10.3.          Procedure for Indemnification.

(a)          General. The party (or parties) believing it (or they) to be entitled to indemnification hereunder (the “Indemnitee”) shall promptly notify the other party (or parties) (the “Indemnitor”) in writing of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 10.1 or Section 10.2 (a “Notice of Claim”). The Notice of Claim shall specify facts reasonably known to the Indemnitee giving rise to such indemnity rights. The Indemnitor shall have 30 days after its receipt of such Notice of Claim to respond in writing to same. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Surviving Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such 30 day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(b)          Third Party Claims. Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation by a third party for which the Indemnitee is entitled to indemnification from the Indemnitor under Section 10.1 or Section 10.2, the Indemnitee shall provide a Notice of Claim to the Indemnitor, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby. In case any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense, provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Litigation is reasonably likely to have an adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation). If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved by the Indemnitee.

10.4.          Determination of Indemnification Amounts; Time For Making Claims; Treatment of Indemnification Payments.

(a)          No party will have any liability to any Indemnitee with respect to claims under Section 10.1 or Section 10.2 until the Indemnitees shall have incurred on a cumulative basis Losses exceeding Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Deductible”), at which point the Indemnitor shall be liable for all Losses in excess of the Deductible incurred by the Indemnitee(s); provided, that, the Deductible shall not apply to any Losses occurring by virtue of a breach of the Buyer’s obligations under 2.3(a) hereof.

(b)          The maximum aggregate liability of the Company and of the Shareholder under Section 10.1 shall not exceed Two Million Four Hundred and Seventy-Five Thousand and No/100 Dollars ($2,475,000.00) (the “Shareholder Cap”).

(c)          No Person shall be entitled to indemnification hereunder unless it shall have given the party or parties from which indemnity is sought a Notice of Claim.

(d)          Indemnification payments under this Article 10 shall constitute adjustments to the Merger Consideration.

(e)          Notwithstanding anything to the contrary set forth herein, nothing shall limit any party from making any claims for Losses against any other party for fraud or intentional misrepresentation.

10.5.          Survival. The representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 5.1, 5.2, 5.3 and 5.4 shall survive Closing indefinitely, and the representations and warranties in Sections 3.9, 3.17, 3.198, 3.20 shall survive Closing until the expiration of the statutory period of limitation applicable to claims of authorities with respect to matters that could constitute a breach of such representations and warranties. All other representations and warranties of the parties in this Agreement or in any certificate delivered in connection with this Agreement shall survive twelve (12) months from the Closing Date.

10.6.          Exclusive Rights. Except as set forth in Section 10.4(e), if Closing shall occur, then the remedies stated in this Article 10 shall constitute the sole and exclusive remedies of the Surviving Company, the Shareholder and Buyer for breaches of covenants and obligations stated in this Agreement or the inaccuracy of any representation or warranty in this Agreement, or otherwise (whether in contract or in tort) with respect to this Agreement or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that neither the Company nor the Shareholder has made any representation or warranty other than those representations and warranties expressly stated in this Agreement, and that Buyer has relied solely on the representations and warranties expressly made in this Agreement.

11.         Miscellaneous.

11.1.          Expenses. Except as otherwise provided in this Agreement, each of the parties shall pay its own expenses and the fees and expenses, including without limitation, those of its counsel, accountants, regulatory, manufactory or financial advisory and other experts in connection with this Agreement.

11.2.          Publicity. Each of Buyer and the Company shall each consult with the others before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated by this Agreement unless, in the case of Buyer, in the reasonable judgment of Buyer, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the Company about the form, content and timing of such release or disclosure prior to its release or disclosure.

11.3.          No Shop. The Company and the Shareholder hereby covenant and agree as follows: that until May 31, 2013, or such later date as the parties may agree to, while this Agreement is in effect, neither the Shareholder, Company, nor any of its officers and directors shall directly or indirectly, (i) solicit, initiate or enter into discussions concerning the submission of proposals or offers from any other person relating to a possible disposition of all or substantially all of the assets of the Company, a financing or similar transaction (an “Excluded Transaction”), (ii) solicit, initiate or enter into discussions relating to a possible Excluded Transaction, (iii) furnish to any other person any information not already in the public domain relating to the business of the Company (other than in the ordinary course of business) of the Company, or (iv) assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing, except in each case as may be required by applicable law, court or administrative order or in connection with contractual obligations entered into in the ordinary and usual course of business. If approached with respect to any such transaction, the Shareholder shall report such information to the Buyer and supply the contract information on the same.

11.4.          Waivers. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement in this Agreement. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement. Any waiver must be in writing.

11.5.          Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by e-mail (provided it is also delivered by some other means permitted by this Section 11.5), delivered by recognized overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

To the Company or the Shareholder:

Lansal Inc.

d/b/a Hot Mama’s Foods

134 Avocado Street

Springfield, MA 01040

E-Mail: matt@hotmamasfoods.com

with copies (which shall not constitute notice) to:

Bacon Wilson, PC

33 State Street

Springfield, MA 01103

Attn: Kenneth J. Albano, Esq.

E-Mail: kalbano@baconwilson.com

To Buyer:

Mr. Robert Seguso

Andover Medical, Inc.

c/o Davidoff Hutcher & Citron LLP

605 Third Avenue; 34th Floor

New York, New York 10158

with copies (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, NY 10158

Attention: Elliot H. Lutzker Esq.

E-mail: Ehl@dhclegal.com

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if delivered in person or by overnight courier, upon actual receipt by the addressee, or (ii) if mailed, upon the earlier of three days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

11.6.          Entire Agreement; Amendments. This Agreement and the other agreements referred to in this Agreement to which the parties to this Agreement also are parties embody the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

11.7.          Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. None of Buyer, Shareholder or the Company shall assign this Agreement or delegate any of its or their duties hereunder to any other Person without the prior written consent of the others; provided, however, that Buyer may assign all of its rights and claims under this Agreement and any other agreements or documents executed and delivered in connection herewith to any Affiliate of Buyer, provided Buyer continues to remain primarily liable for its obligations pursuant to this Agreement.

11.8.          Headings, Schedules, and Exhibits. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference. Any disclosure made in any Schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific reference is made thereto; provided that the description of such item on a Schedule is such that the Buyer could reasonably be expected to ascertain that such disclosure would relate to such other provision of this Agreement.

11.9.          Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.10.         Governing Law.

(a)          The validity, performance and enforcement of this Agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Massachusetts, without giving effect to the principles of conflicts of law of such State.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in New Castle County in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware state or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.11.         Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including, but not limited to, any employee or former employee of the Company) other than the parties hereto and their respective successors or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

11.12.         Construction. This Agreement has been negotiated by Buyer, Shareholder and the Company and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. Unless otherwise expressly provided in this Agreement, (i) words used in this Agreement, regardless of the gender used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (ii) the word “including” is not limiting; (iii) the capitalized term “Section” refers to sections of this Agreement; (iv) references to a particular Section include all subsections thereof; (v) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (vi) references to a Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (vii) references to a “day” or number of “days” (without the explicit use of the defined term “business day”) will be interpreted as a reference to a calendar day or number of calendar days.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

COMPANY:

LANSAL, INC.

By:	/s/ Matthew Morse
Name: Matthew Morse
Title: President

SHAREHOLDER

/s/ Matthew Morse
Matthew Morse

BUYER:

ANDOVER MEDICAL, INC.

By:	/s/ Robert Seguso
Robert Seguso, CEO

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